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                                                                    EXHIBIT 99.1

John N. Fox, Jr. Elected to Board of VASCO Data Security International, Inc.

Former Vice Chairman of Deloitte Consulting To Contribute 36 Years of Strategic Consulting Experience with Fortune 1000 Companies to VASCO's Board

OAKBROOK TERRACE, Illinois and BRUSSELS, Belgium - May 3, 2005 - VASCO Data Security International Inc. (Nasdaq: VDSI; www.vasco.com), a global provider of enterprise-wide security products that support e-business and e-commerce, announced today that John N. Fox has been elected to VASCO's Board of Directors.

Mr. Fox, 62, was Vice Chairman and Global Director, Strategic Clients, Deloitte Consulting, a $3.4 billion global consultancy within Deloitte Touche Tohmatsu, a $16.4 billion professional services firm (led teams, including more than 200 partners, serving the firm's 60 largest global clients). John served on Deloitte Touche Tohmatsu's Board of Directors and a member of the Governance (Executive) Committee from 1998 - 2003.

In his thirty-six years with Deloitte, Mr. Fox consulted with Fortune 1000 companies, helping its clients tackle big complex changes, including appropriate strategic initiatives, new business models, revised business processes and organizational change.

Mr. Fox received his Bachelor of Arts, Political Science and Economics, at Wabash College in1964. He earned his MBA from the University of Michigan in 1968.

"We are very pleased to have John join VASCO's Board of Directors," stated T. Kendall Hunt, VASCO's Chairman & CEO. "His global consulting experience will serve the Company well as it considers its strategic alternatives for future growth, and anticipates the needs of its global clients. Additionally, John's former board and Governance Committee experience will help guide VASCO in its adherence to proper governance and management."

Mr. Fox commented, "I am very excited to be associated with a company that is focused on the high-growth information security industry. Identity theft is a significant and growing problem. VASCO's products and solutions to address this issue are driving its rapid global growth. I look forward to working with the management team and Board of VASCO as they plan for and manage their future growth."

About VASCO: VASCO designs, develops, markets and supports patented user authentication products for the financial world, remote access, e-business and e-commerce. VASCO's user authentication software is delivered via its Digipass hardware and software security products. With over 15 million Digipass products sold and delivered, VASCO has established itself as a world-leader for strong User Authentication with over 370 international financial institutions and approximately 1,700 blue-chip corporations and governments located in more than 80 countries.

Forward Looking Statements
Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.

For more information contact:
Jochem Binst, +32 2 456 9810, jbinst@vasco.com




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